UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 17, 2009

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland		21401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on March 20, 2008, PharmAthene, Inc. (the “Company”) and certain of its affiliates entered into a Sale and Purchase Agreement with Avecia Biologics Limited (“Avecia”) and certain of its affiliates for the acquisition of substantially all of the assets related to Avecia’s biodefense vaccines business (the “Avecia Acquisition”).  This agreement was further amended and the transaction closed on April 2, 2008. At closing, in addition to certain initial consideration paid at that time, the Company also provided a letter of credit in the amount of $7 million as security for deferred consideration in that same amount (the “Deferred Consideration”), payable upon the earlier to occur of (a) the completion of a financing transaction in which the Company receives gross proceeds of not less than $15 million and (b) October 2, 2009.  The Company’s UK subsidiary also entered into a Master Services Agreement (the “Master Services Agreement”) with Avecia, under which Avecia had agreed that it would carry out certain development, production and testing services for the plague and anthrax vaccines.

As part of the previously-disclosed transfer of the manufacturing process for a bulk rPA drug substance from Avecia to a US-based contract manufacturer, the Company and its UK subsidiary entered into a Variation and Settlement Agreement (the “Settlement Agreement”) with Avecia and certain of its affiliates as of June 17, 2009.  This agreement governs, among other things, the discharge and settlement of certain obligations and liabilities under the Master Services Agreement.  The Company also agreed in the Settlement Agreement to pay the Deferred Consideration by June 30, 2009.  Upon payment of the Deferred Consideration, the letter of credit securing such amount will be terminated in all respects.   As of December 31, 2008 and March 31, 2009, the Company included on its balance sheets the cash amount securing the letter of credit  under current assets as restricted cash and the liability related to the payment of the Deferred Consideration under current liabilities as accrued expenses and other current liabilities.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreement, a form of which will be attached as an exhibit to the Company’s quarterly report on Form 10-Q for the period ended June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC. (Registrant)

Date: June 23, 2009	By:	/s/ Christopher C. Camut

Christopher C. Camut Vice President and Chief Financial Officer